Exhibit 99.1

November 19, 2015

Envestnet Completes Acquisition of Yodlee

CHICAGO, Nov. 19, 2015 (GLOBE NEWSWIRE) – Envestnet, Inc. (NYSE:ENV), a leading provider of unified wealth management technology and services to financial advisors, and Yodlee, Inc., the leading cloud-based platform driving digital financial innovation, today announced that the acquisition, originally disclosed on August 10, 2015, has been completed.

“We warmly welcome the Yodlee team to the Envestnet family. Yodlee’s pioneering data aggregation solutions greatly strengthen Envestnet’s broadly integrated wealth management platform and solve a mission critical problem that advisors and their clients are facing today – efficient client onboarding and comprehensive planning over all of the client’s assets,” said Jud Bergman, Chairman and Chief Executive Officer of Envestnet. “Advisors seeking solutions that will enable them to serve and add value to their clients for their lifetime will find the combined Envestnet-Yodlee offerings to be compelling.”

“The entire Yodlee team is excited about this next chapter for the combined company,” said Anil Arora, Chief Executive, Envestnet|Yodlee. “The combination taps Yodlee’s expansive ecosystem of financial institutions and financial technology innovators utilizing our industry-leading financial data platform, APIs, and solutions to drive their continued business success and to also fuel our new combined company’s strength and momentum in the wealth management space.”

The completion of the acquisition follows the receipt of all necessary regulatory approvals and approval of the transaction by Yodlee’s stockholders, which was obtained at a special meeting of Yodlee stockholders held on November 19, 2015.

Yodlee stockholders will receive $11.51 in cash and 0.1889 of a share of Envestnet common stock per Yodlee share. Based upon the volume weighted average price per share of Envestnet common stock for the 10 consecutive trading days ending on (and including) November 17, 2015, the second trading day immediately prior to completion of the transaction, Yodlee stockholders will receive consideration with a value of $17.49 per share, representing fully-diluted equity value of approximately $610 million. As Yodlee has approximately $72 million in cash and cash equivalents, the transaction reflects an enterprise value of approximately $538 million.

Envestnet will pay approximately $371 million in cash and issue approximately 6,084,000 shares of Envestnet common stock in the transaction. Additionally, there were approximately 1,058,000 shares issued in connection with unvested employee equity awards. Envestnet is funding the cash portion of the purchase price with available balance sheet cash and approximately $160 million of bank borrowings.

Anil Arora, CEO and a director of Yodlee is today joining Envestnet as Chief Executive Envestnet|Yodlee and the Envestnet board, as Vice Chairman.

As a result of the completion of the transaction, Yodlee’s common stock will no longer be listed for trading on the Nasdaq Global Select Market or any other securities exchange and Yodlee’s reporting obligations under Sections 13(a) and 15(d) of the Securities Exchange Act of 1934 will be suspended.

About Envestnet

Envestnet, Inc. (NYSE:ENV) is a leading provider of unified wealth management technology and services to investment advisors. Our open-architecture platforms unify and fortify the wealth management process, delivering unparalleled flexibility, accuracy, performance, and value. Envestnet solutions enable the transformation of wealth management into a transparent, independent, objective, and fully-aligned standard of care, and empower advisors to deliver better outcomes.

Envestnet’s Advisor Suite® software empowers financial advisors to better manage client outcomes and strengthen their practices. Envestnet provides institutional-quality research and advanced portfolio solutions through our Portfolio Management Consultants group, Envestnet | PMC®. Envestnet | Tamarac provides leading rebalancing, reporting, and practice management software.

For more information on Envestnet, please visit www.envestnet.com and follow @ENVintel (https://twitter.com/envintel).

Cautionary Statement Regarding Forward-Looking Statements

The forward-looking statements made in this press release and its attachments concerning, among other things, Envestnet, Inc.‘s (the “Company”) expected financial performance and outlook, its strategic operational plans and growth strategy are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and the Company’s actual results could differ materially from the results expressed or implied by such forward-looking statements. Furthermore, reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release include, but are not limited to, difficulty in sustaining rapid revenue growth, which may place significant demands on the Company’s administrative, operational and financial resources, fluctuations in the Company’s revenue, the concentration of nearly all of the Company’s revenues from the delivery of investment solutions and services to clients in the financial advisory industry, the Company’s reliance on a limited number of clients for a material portion of its revenue, the renegotiation of fee percentages or termination of the Company’s services by its clients, the Company’s ability to identify potential acquisition candidates, complete acquisitions and successfully integrate acquired companies, the impact of market and economic conditions on the Company’s revenues, compliance failures, regulatory actions against the Company, the failure to protect the Company’s intellectual property rights, the Company’s inability to successfully execute the conversion of its clients’ assets from their technology platform to the Company’s technology platform in a timely and accurate manner, general economic conditions, changes to the Company’s previously reported financial information as a result of political and regulatory conditions, as well as management’s response to these factors. More information regarding these and other risks, uncertainties and factors is contained in the Company’s filings with the Securities and Exchange Commission (“SEC”) which are available on the SEC’s website at www.sec.gov or the Company’s Investor Relations website at http://ir.envestnet.com/. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release is as of the date hereof and, unless required by law, the Company undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

CONTACT:	Investors:
Investor Relations
Investor.relations@envestnet.com
(312) 827-3940

Public Relations:
Dana Taormina
JCPR
(973) 850-7305
dtaormina@jcprinc.com

Source: Yodlee

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